Exhibit 12

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TNS, INC.

TNS, Inc., a Delaware corporation, the original certificate of incorporation of which was filed with the Secretary of State of the State of Delaware on March 3, 2001, under the name TNS Holdings, Inc., and which was amended by Certificate of Amendment on October 30, 2003, HEREBY CERTIFIES that this Amended and Restated Certificate of Incorporation, restating, integrating and amending its Certificate of Incorporation, was duly adopted by its Board of Directors and its stockholders in accordance with the Delaware General Corporation Law.  The Certificate of Incorporation of TNS, Inc., is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE

The name of the corporation is TNS, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“GCL”).

ARTICLE FOUR

Part A.           Authorized Shares.

The total number of shares of capital stock which the corporation has authority to issue is 135,000,000 shares, consisting of:

(1)                                  5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and

(2)                                  130,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”).

The shares of Preferred Stock and Common Stock shall have the rights, preferences and limitations set forth below.

Part B.             Powers, Preferences and Rights of the Preferred.

The corporation’s Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares of Preferred Stock to be included in each such series, and to fix the designation, powers, preferences and rights of the Preferred Stock of each such series and any qualifications, limitations or restrictions thereof, and to establish from time to time the number of shares of any such series and the designation thereof and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series (but not below the number of shares then outstanding).  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Part C.             Powers, Preferences and Rights of Common Stock.

Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

Section 1.                                            Voting Rights.  Except as otherwise required by applicable law, all holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the corporation’s stockholders.

Section 2.                                            Dividends.  As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share.  The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend , change or repeal the bylaws of the corporation.  In addition, the bylaws of the corporation may be amended by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of capital stock of the corporation entitled to vote at an election of directors.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide.  Special meetings of the stockholders, for any purpose or purposes, may only be called by the Chairman of the Board of Directors of the corporation, the Chief Executive Officer of the corporation, or the affirmative vote of a majority of the Board of Directors of the corporation.  The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.  Election of directors need not be by written ballot unless the bylaws of the corporation so provide.  Stockholders may not take action by written consent without a meeting.  The number of directors of the corporation shall be provided in the bylaws of the corporation.

ARTICLE EIGHT

To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders and others.

No director of the corporation shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the GCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty of loyalty to the corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or a direct or indirect subsidiary of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the corporation, and the corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL.  In any proceeding against the corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the GCL.  Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the corporation shall be conclusively presumed to be serving in such capacity at the request of the corporation.  The rights to indemnification and advancement of expenses conferred by this ARTICLE Eight shall be presumed to have been relied upon by the directors and officers of the corporation in serving or continuing to serve the corporation and shall be enforceable as contract rights.  Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled.  The corporation may, upon written demand presented by a director or officer of the corporation or of a direct or indirect subsidiary of the corporation, or by a person serving at the request of the corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the GCL, as amended and in effect from time to time.

If a claim under this ARTICLE Eight is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the GCL.

If the GCL is hereafter amended to permit the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment, the indemnification rights conferred by this ARTICLE Eight shall be broadened to the fullest extent permitted by the GCL, as so amended.

ARTICLE NINE

The corporation expressly elects to be governed by Section 203 of the GCL.

ARTICLE TEN

Part.  A.                                                     Certain Acknowledgments.

In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of GTCR Golder Rauner, L.L.C. and its affiliated funds (collectively, “GTCR”) may serve as directors or officers of the corporation, (ii) GTCR and its Affiliated Entities may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the corporation, directly or indirectly, may engage, and (iii) that the corporation and Affiliated Entities thereof may engage in material business transactions with GTCR and its Affiliated Entities and that the corporation is expected to benefit therefrom, the provisions of this Article Ten are set forth to regulate and define the conduct of certain affairs of the corporation as they may involve GTCR or its Affiliated Entities and their directors, principals, officers, employees and other representatives, and the powers, rights, duties and liabilities of the corporation and its directors, officers and stockholders in connection therewith.

Part.  B.                                                       Competition and Corporate Opportunities.

Neither GTCR or any of its Affiliated Entities shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the corporation or any of its Affiliated Entities, and neither GTCR nor any director, principal, officer, employee or other representative thereof (except as provided in Part C of this Article Ten) shall be liable to the corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of GTCR or any of its Affiliated Entities.  In the event that either GTCR or any of its Affiliated Entities acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the corporation or any of its Affiliated Entities, neither GTCR nor any of its Affiliated Entities shall have any duty to communicate or offer such corporate opportunity to the corporation or any of its Affiliated Entities and shall not be liable to the corporation or its stockholders for breach of any fiduciary duty as a stockholder of the corporation solely by reason of the fact that GTCR or any of its Affiliated Entities pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the corporation.

Part.  C.                                                       Allocation of Corporate Opportunities.

In the event that a director or officer of the corporation who is also a director, principal, officer, employee or other representative of GTCR acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the corporation or any of its Affiliated Entities and GTCR or any of its Affiliated Entities, such director or officer of the corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

A.                                   A corporate opportunity offered to any person who is a director or officer of the corporation, and who is also a director, principal, officer, employee or other representative of GTCR, shall belong to the corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the corporation.

B.                                     Otherwise, such corporate opportunity shall belong to GTCR or its Affiliated Entities, as the case may be.

Part.  D.                                                      Certain Matters Deemed Not Corporate Opportunities.

In addition to and notwithstanding the foregoing provisions of this Article Ten, a corporate opportunity shall not be deemed to belong to the corporation if it is a business opportunity that the corporation is not permitted to undertake under the terms of Article Three hererof or that the corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the corporation’s business or is of no practical advantage to it or that is one in which the corporation has no interest or reasonable expectancy.

Part.  E.                                                        Agreements and Transactions with GTCR or its Affiliated Entities.

In the event that GTCR or any of its Affiliated Entities enters into an agreement or transaction with the corporation or any of its Affiliated Entities, a director or officer of the corporation who is also a director, principal, officer, employee or other representative of GTCR shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the corporation and its stockholders with respect to such agreement or transaction, if:

A.                                   The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the corporation or an Affiliated Entity thereof and GTCR or any of its Affiliated Entities and the material terms and facts of the agreement or transaction, by (i) an affirmative vote of a majority of the members of the Board of Directors of the corporation who are not persons or entities with an interest in the agreement or transaction (“Interested Persons”), (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors of the corporation consisting solely of members who are not Interested Persons or (iii) one or more of the corporation’s officers or employees who are not Interested Persons and who were authorized by the Board of Directors of the corporation or committee thereof in the manner set forth in (i) and (ii) above;

B.                                     The agreement or transaction was fair to the corporation at the time the agreement or transaction was entered into by the corporation; or

C.                                     The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the corporation or an Affiliated Entity thereof and GTCR or any of its Affiliated Entities and the material terms and facts of the agreement or transaction, by an affirmative vote of a majority of the shares of the corporation’s capital stock entitled to vote, excluding any shares held by GTCR, as the case may be, any Affiliated Entity thereof, as the case may be, or Interested Person.

For purposes of this Article Ten, “Affiliated Entity” shall mean (i) in respect of GTCR, any entity which is controlled by GTCR (other than the corporation and any entity that is controlled by the corporation) and (ii) in respect of the corporation, shall mean any entity controlled by the corporation.

Part.  F.                                                        Deemed Notice.

Any person or entity purchasing or otherwise acquiring any interest in any shares of the corporation shall be deemed to have notice or and to have consented to the provisions of this Article Ten.

ARTICLE ELEVEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.  The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of capital stock of the corporation entitled to vote at an election of directors shall be required to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation which restates, integrates and amends the provisions of the Certificate of Incorporation of the corporation, and which has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the GCL, has been executed by the undersigned on this 19th day of March, 2004.

TNS, Inc.

By:	/s/ Michael Q. Keegan
Name:	Michael Q. Keegan
Title:	Executive Vice President, General Counsel and Secretary